EXHIBIT 10.13

August 10, 2018
Randy Fagundo
4760 Walnut Street, Suite 105
Boulder, CO 80301

Re: Offer Letter
Dear Randy:
We are pleased to offer you a position with The Hillman Group, Inc. (“Hillman” or the “Company”) as the Vice President, Consumer Connected Solutions of the Company and President, minuteKEY Division of the Company, reporting to the President and Chief Executive Officer. You will be based at the Company’s facility in Boulder, Colorado.
In accordance with our discussions, set forth below are the terms and conditions of your employment. This letter, and the exhibits attached hereto, when signed by you, will constitute your employment agreement with the Company (this “Agreement”).
1.Start Date. Your start date is the date of this Agreement (the “Start Date”). Your employment with the Company shall be on an at-will basis. The terms of your employment hereunder shall be governed by the laws of the State of Ohio.
2.Time Commitment to Duties. You shall devote all of your business time to the proper and efficient performance of services under this Agreement.
3.Base Salary. Your initial Base Salary shall be at the rate of $286,000 per annum, commencing as of the Start Date. Your Base Salary may be increased from time to time by the Board of Directors of the Company (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”).
4.Annual Performance Bonus.
(a)Amount. Commencing with the fiscal year of the Company that commences on or about January 1, 2019 and for each complete calendar year of your employment, you shall have the opportunity to earn an annual bonus (the “Annual Performance Bonus”) pursuant to the terms of a performance-based bonus plan. The bonus plan will provide for performance-based targets to be agreed to annually by the Chief Executive Officer and the Board. If 100% of such bonus targets are met in a year, you shall be entitled to a bonus equal to 40% of your Base Salary for that year. If the Company and its subsidiaries perform at a level in excess of 100% of the bonus targets, you shall be entitled to a higher amount of bonus compensation up to a maximum of 80% of your Base Salary for that year in accordance with the bonus plan. You shall be entitled to bonus compensation in a reduced amount if the Company and its subsidiaries perform at a level that is less than 100% of the bonus targets but in excess of a minimum level established by the Board.

(b)Payment. The amount of any Annual Performance Bonus in respect of a calendar year shall be paid to you in a lump sum payment at the same time that other members of senior management receive annual bonuses generally which shall be as soon as reasonably practicable after the Company’s audited financial statements for such year are finalized, subject to your continued employment through the payment date (except as otherwise provided in Section 9 hereof).
5.Retention Bonus. You shall have the opportunity to earn a retention bonus (the “Retention Bonus”) pursuant to the terms set forth in Appendix A attached hereto.
6.Benefits. You shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time.
7.Business Expenses. You shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by you in connection with the performance of your duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.
8.Vacation. You shall be eligible to participate in The Hillman Group Flexible Time-Off Policy.
9.Equity Participation.
(a)You will be eligible to participate in the HMAN Group Holdings, Inc. 2014 Equity Incentive Plan (the “Equity Plan”), subject to the terms of the Equity Plan, the Nonqualified Stock Option Award Agreement (the “Option Award Agreement”), and the terms of the Shareholders Agreement (the “Shareholders Agreement”) (all attached hereto). Capitalized terms used but not otherwise defined in this Section 9 shall have the meanings ascribed thereto in the Shareholders Agreement, Equity Plan, and Option Award Agreement.
(b)In consideration of you entering into this Agreement, and as an inducement to join the Company, on the Start Date, Hillman will grant to you 1,050 Nonqualified Stock Options at a strike price of $1,200 per share subject to the terms and conditions of the Shareholders Agreement, the Equity Plan, and the Option Award Agreement which set forth the terms of such award.
(c)You recognize that this right to participate in the Equity Plan described herein is an additional benefit that you would not have been entitled to but for the execution of this Agreement.
10.Termination of Employment.
(a)Termination. Your employment hereunder may be terminated by either the Company or by you at any time and for any reason; provided that, unless otherwise provided herein or in the event of a termination for “Cause,” either party shall be required to give the other party at least thirty (30) days advance written notice of any termination of your employment. The date your employment by the Company terminates is referred to herein as your “Severance Date.”
(b)Benefits upon Termination. Upon termination of your employment, the Company will pay you (i) your accrued and unpaid Base Salary, (ii) any unreimbursed business expenses incurred during your employment as provided above, and (iii) you will be entitled to any benefits that are due to you under the Company’s 401(k) plan in accordance with the terms of that plan. If you hold any stock options or other equity or equity based awards granted by the Company, the terms and conditions applicable to those awards will control as to the consequences of a termination of your employment on those awards. In addition to the foregoing, if your employment with the Company terminates as a result of a termination by the Company of your employment without Cause or by you for Good Reason, the Company will (subject to the other conditions set forth in subsection (c) below) continue to pay you (as severance pay) your Base Salary and Target Bonus, at the rate in effect immediately prior to the Severance Date and subject to tax withholding and other authorized deductions, for a period of twelve (12) months following your Severance Date (the “Severance Benefit”), in accordance with the Company’s standard payroll practices.
(c)Conditions for Receipt of Severance Benefit. In order to receive any Severance Benefit, you must, upon or promptly following your Severance Date, provide the Company with a separation agreement which shall contain a valid, executed general release agreement in a form acceptable to the Company, and such release shall have not been revoked. You agree and acknowledge that such separation agreement may contain a reaffirmation of the restrictive covenants, including, without limitation, non‑solicitation, non-compete and non‑disparagement covenants as apply under your Option Award Agreement.
11.Defined Terms. As used in this Agreement, the following terms shall be defined as follows:
(a)“Cause” shall mean that one or more of the following has occurred: (i) you have committed a felony (under the laws of the United States or any relevant state, or a similar crime or offense under the applicable laws of any relevant foreign jurisdiction); (ii) you have engaged in acts of fraud, dishonesty or other acts of misconduct in the course of your duties; (iii) your abuse of narcotics or alcohol that has or may reasonably harm the Company; (iv) any violation by you of the Company’s written policies; (v) your failure to perform or uphold your duties and/or you fail to comply with directives of the Company’s Board of Directors; or (vi) any breach by you of any provision of this Agreement or any other contract you are a party to with the Company.
(b)“Good Reason” shall mean any to occur, without your prior written consent, of (i) a material reduction in your Base Salary, excluding across the board reductions affecting all executives of the Company, or (ii) a relocation of your principal office by more than 75 miles from the location of the Company’s facility in Boulder, Colorado on the date of this Agreement. It shall be a condition to your voluntary termination of employment for “Good Reason” that you provide written notice to the Company of such Good Reason event(s) within 60 days from the first occurrence of such Good Reason event(s), following which the Company shall have 30 days to cure such event, and to the extent the Company has not cured such Good Reason event(s) during the 30-day cure period, you must terminate your employment for Good Reason no later than 90 days following the occurrence of such Good Reason event(s).
12.Restrictive Covenant Agreement. Prior to the issuance of the equity awards set forth in Section 9, you agree to execute the Restrictive Covenant Agreement attached to the Option Award Agreement as Exhibit B.
13.Assignment and Binding Effect. This Agreement shall be binding upon and inure to the benefit of you and your heirs, executors, administrators, estate, beneficiaries, and legal representatives. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either party without the prior express written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives. Notwithstanding the foregoing, the Company may assign this Agreement to any existing or future subsidiary or affiliate of the Company, any purchaser of all or substantially all of the Company’s business or assets, any successor to the Company or any assignee thereof, whether direct or indirect, by purchase, merger, consolidation, operation of law, or otherwise.
14.Choice of Law. This Agreement is made in Ohio and shall be construed and interpreted in accordance with the laws of Ohio. Each of the parties hereto agrees to the exclusive jurisdiction of the state and federal courts located in the State of Ohio for any and all actions between the parties. Any controversy or claim arising out of or relating to this Agreement or the breach thereof, whether involving remedies at law or in equity, shall be adjudicated in Ohio. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum.
15.Integration. This Agreement contains the entire agreement of the parties relating to the subject matter of this Agreement, and supersedes all prior oral and written employment agreements or arrangements between the parties. This Agreement cannot be amended or modified except by a written agreement signed by you and the Company.
16.Waiver. No term, covenant, or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the party against whom the waiver is claimed, and any waiver of any such term, covenant, condition, or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition, or breach. No failure to exercise, delay in exercising, or single or partial exercise of any right, power, or remedy by either party hereto shall constitute a waiver thereof or shall preclude any other or further exercise of the same or any other right, power, or remedy.
17.Severability. The unenforceability, invalidity, or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid, or illegal.
18.Tax Withholding. The Company shall deduct or withhold the minimum statutory amount to satisfy federal, state, or local taxes required by law or regulation to be withheld with respect to any payment or benefit provided hereunder.
19.Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall together constitute an original hereof.
20.Section 409A of the Code. The Company intends for this Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) in accordance with the regulations and guidance promulgated thereunder (collectively “Section 409A”). In no event whatsoever will the Company be liable for any additional tax, interest, or penalties that may be imposed on you under Section 409A or any damages for failing to comply with Section 409A.
21.General Obligations. As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, and honesty. You will also be required to comply with the Company’s policies and procedures. Further, your employment is contingent upon successful completion of the Company’s application process including a pre-employment background check and providing proof of your eligibility to work in the United States.
We are pleased to offer you this opportunity and look forward to our long and mutually rewarding relationship.
Very truly yours,

THE HILLMAN GROUP, INC.

By: : /s/ Gregory J. Gluchowski, Jr.
                        Greg Gluchowski
                        CEO and President

ACCEPTED AND AGREED:

RANDY FAGUNDO:

/s/ Randy Fagundo

Date: 09/07/18

Appendix A

RETENTION BONUS

Randy Fagundo shall be eligible for a Retention Bonus if (i) he remains employed by the Company on December 31, 2020 and (ii) the minuteKEY division of the Company attains one of the EBITDA targets set forth below by such date. The Retention Bonus, if earned, will be payable within 120 days after December 31, 2020. If a change in control transaction occurs prior to December 31, 2020, the Retention Bonus, if earned, will be determined on December 31, 2020 and paid no later than April 30, 2021.

Schedule of Retention Bonus Payout

	EBITDA	PAYOUT
Threshold	$22,000,000	50%
	$23,000,000	58%
	$24,000,000	67%
	$25,000,000	75%
	$26,000,000	83%
	$27,000,000	92%
Target	$28,000,000	100%
	$29,000,000	108%
	$30,000,000	117%
	$31,000,000	125%
	$32,000,000	133%
	$33,000,000	142%
Max	$34,000,000	150%

Example of Retention Bonus Payout

Employee	Cash @ 50%	Cash @ Target	Cash @ 150%
Randy Fagundo	$737,000	$1,474,000	$2,211,000